UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
				  Amendment No. 1

                    Under the Securities Exchange Act of 1934


                            China Cord Blood Corporation
                                (Name of Issuer)

                        Ordinary Shares, $0.0001 par value
                         (Title of Class of Securities)

                                   G21107100
                                 (CUSIP Number)

                               December 31, 2012
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                               CUSIP No. G21107100

       1.    Names of Reporting Persons.

             Atlantis Investment Management (Hong Kong) Ltd

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Hong Kong

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 4,292,268
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 4,292,268

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             4,292,268

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.21%*

       12.   Type of Reporting Person

	     IA


* Based upon 69,064,092 ordinary shares outstanding, as reported by China Cord Blood Corporation on its Form 6-K/A as filed with the Securities and Exchange Commission on December 19, 2012.

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                              CUSIP No. G21107100

       1.    Names of Reporting Persons.

             Atlantis Capital Holdings Ltd

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Hong Kong

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 4,292,268
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 4,292,268

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             4,292,268

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.21%*

       12.   Type of Reporting Person

	     HC


* Based upon 69,064,092 ordinary shares outstanding, as reported by China Cord Blood Corporation on its Form 6-K/A as filed with the Securities and Exchange Commission on December 19, 2012.


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                              CUSIP No. G21107100

       1.    Names of Reporting Persons.

             Yang Liu

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [X] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Hong Kong

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 4,292,268
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 4,292,268

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             4,292,268

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     6.21%*

       12.   Type of Reporting Person

	     HC


* Based upon 69,064,092 ordinary shares outstanding, as reported by China Cord Blood Corporation on its Form 6-K/A as filed with the Securities and Exchange Commission on December 19, 2012.

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Item 1. (a)  Name of Issuer: China Cord Blood Corporation

        (b)  Address of Issuer's Principal Executive Offices:

	     48th Floor, Bank of China Tower
	     1 Garden Road
	     Central, Hong Kong S.A.R.


Item 2. (a)  Name of Person Filing:

             Atlantis Investment Management (Hong Kong) Limited

        (b)  Address of Principal Business Office, or, if None, Residence:

             Room 3501, The Centrium
	     60 Wyndham Street
	     Central, Hong Kong
	     Hong Kong

        (c)  Citizenship:
             Hong Kong

        (d)  Title of Class of Securities:
             Ordinary Shares, par value $0.0001 per share

        (e)  CUSIP No.: G21107100

Item 3.  If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

	(a)  [ ] Broker or dealer registered under Section 15 of the Act.

	(b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

	(c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)  [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
		 (E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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Item 4.  Ownership

         Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

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Item 10. Certifications

The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  JANUARY 18, 2013
                                Atlantis Investment Management (Hong Kong) Ltd

                                By: /s/ Christopher Mead
                                --------------------------
                                Name: Christopher Mead
                                Title: Chief Compliance Officer



				Atlantis Capital Holdings Ltd

                                By: /s/ Irene Fung
                                --------------------------
                                Name: Irene Fung
                                Title: Director



				Yang Liu

                                By: /s/ Yang Liu
                                --------------------------



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